CONTACT:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:  MGP INGREDIENTS REPORTS THIRD QUARTER RESULTS

           ATCHISON, Kan., May 7, 2003—MGP Ingredients, Inc. (MGPI/Nasdaq) today reported a net loss of $312,000, or 4 cents per common share, on sales of $52,536,000 for the third quarter of fiscal 2003, which ended March 31, 2003. That compares to net income of $709,000, or 9 cents per share, on sales of $55,403,000 for the same period the prior year.

           For the first nine months of fiscal 2003, MGPI had net income of $6,526,000, or 81 cents per share, on sales of $139,843,000 versus net income of $5,704,000, or 70 cents per share, on sales of $164,091,000 for the first nine months of last fiscal year. The earnings increase in the first nine months of fiscal 2003 was principally due to $13 million in non-operating income ($7.9 million net of income tax) in the first quarter. This resulted from the recognition of expected insurance proceeds in excess of the net recorded costs of assets that were destroyed in a distillery explosion at the company’s Atchison plant on Sept. 13, 2002.

           “Higher energy and grain costs contributed substantially to the company’s third quarter earnings decline,” stated Ladd Seaberg, president and chief executive officer. “Additionally,” he noted, “the prior year’s third quarter earnings included approximately $575,800 (net of income taxes) resulting from a previously announced U.S. Department of Agriculture program that was established to provide cash incentives to ethanol producers.” No funds from this program were received by the company in the current year’s third quarter as eligibility and application requirements for that period are still being determined by the USDA. Any ultimate benefit to the company in fiscal 2003 will likely be less than last year’s due to reduced distillery production resulting from the distillery explosion.

           The increase in energy costs, the majority of which are related to the company’s distillery operations, resulted from a more than 100 percent hike in the average per unit price of natural gas compared to a year ago. Prices for wheat and corn, the principal raw materials used in the company’s production processes, rose 24 percent and 19 percent, respectively, versus last year’s third quarter averages. “Currently, prices for both grain and natural gas are lower than those we experienced in the third quarter, so the impact these two factors have on our performance in the final quarter of fiscal 2003 should be less severe,” Seaberg said.

           Third quarter sales of the company’s specialty ingredients, primarily specialty wheat proteins and starches, were up 17 percent compared to a year ago. Year to date, sales of specialty ingredients rose 7 percent compared to the prior year’s first nine months. Seaberg noted that further growth in this area was limited by the effects of the distillery mishap. Total ingredient sales declined 11 percent compared to last year’s third quarter due to a significant decrease in sales of commodity ingredients, which consist of vital wheat gluten and commodity wheat starch. As previously reported, because of the expiration of the wheat gluten quota in June, 2001, the company has significantly reduced its production of vital wheat gluten. This measure was taken in the face of greatly increased competitive pressures from the European Union. At the same time, the company is placing greater attention and resources on the development, production and marketing of its specialty wheat proteins and starches for use in value-added applications in food, personal care and pet products.

           Sales of distillery products declined by 3 percent compared to last year’s third quarter. This decrease was mainly attributable to lower alcohol production resulting from the slowdown of the Atchison distillery following the Sept. 13th explosion. Lower selling prices for food grade alcohol for both beverage and industrial applications also contributed to the decrease in total alcohol sales. These factors were partially offset by improved selling prices for fuel grade alcohol compared to last year’s third quarter.

           Business interruption insurance proceeds to compensate for the effects of the distillery explosion amounted to approximately $5 million in the third quarter. The insurance proceeds help compensate for lost revenues from MGPI’s specialty ingredients business as well as its alcohol business.

           The third quarter net loss was partially offset by approximately $694,000 (net of income tax) for the quarter resulting from a USDA program that was implemented in June, 2001 to support the development of products and markets for value-added wheat proteins and wheat starches.

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ADD 1--MGP INGREDIENTS REPORTS THIRD QUARTER

           Administered by the USDA’s Commodity Credit Corporation, this program was granted in lieu of an extended quota on imports of foreign wheat gluten. Under the program, which is scheduled to end May 31, 2003, MGP Ingredients has received approximately $25.6 million of the program total of $40 million. For the first 12 months of the program, approximately $17.3 million was allocated to the company. The remaining $8.3 million was allocated to the company in July, 2002. The funds must be used for capital, research, marketing and promotional costs related to value-added wheat protein and starch products. Funds received are recognized in income during the period in which they are expended for a permitted purpose. However, funds that are used for capital expenditure projects will be recognized in income over the periods during which those projects are depreciated.

           Approximately 30 percent of the program’s funds for the two years combined are being applied toward research and marketing-related costs, and hence are reflected in earnings. The remaining 70 percent of the funds have been earmarked for capital projects and will be reflected in earnings over the next seven to 10 years. These projects include an $8.7 million expansion that was completed at the company’s Atchison plant in November, 2002, and a recently announced expansion at the company’s facility in Kansas City, Kan. The Atchison expansion involved the installation of additional processing and drying equipment for the production of specialty wheat proteins for bakery, pasta and noodle and related food markets, both domestic and foreign. The expansion project at the Kansas City facility is expected to be completed by March, 2004 at a cost of approximately $3.8 million, half of which is expected to be offset by funds from the USDA program.

           As a result of the explosion, the company will be unable to produce finished alcohol at the Atchison plant for an extended period. Because its ingredient and alcohol production processes are integrated, the distillery slowdown also has an effect on the company’s ability to produce the base raw material for specialty ingredients at this location. Meanwhile, existing production capabilities in Atchison are enabling the company to produce unfinished alcohol, the majority of which is being shipped to its Pekin, Ill., plant for further processing. According to Seaberg, production capabilities at the Illinois facility should continue to be adequate to supply alcohol to regular customers. Additionally, the Illinois operation has been able to help produce the company’s base proteins and starches, which are then transferred to the Atchison facility as raw material for producing specialty ingredients.

           The company estimates that the total distillery rebuilding process in Atchison could take until November or December of 2003. When completed, the new equipment will principally be dedicated to the production of high quality, high purity food grade alcohol.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended March 31	Nine Months Ended March 31
(Dollars in thousands, except per share)	2003	2002	2003	2002

NET SALES	$ 52,536	$ 55,403	$ 139,843	$ 164,091
COST OF SALES	55,502	51,292	145,127	146,096
GROSS PROFIT	(2,966)	4,111	(5,284)	17,995
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,384	3,684	10,111	11,383
OTHER OPERATING INCOME	6,112	1,182	13,806	3,633
INCOME FROM OPERATIONS	(238)	1,609	(1,589)	10,245
OTHER INCOME (EXPENSE)
INTEREST	(301)	(352)	(927)	(1,101)
OTHER	23	(86)	13,302	284
INCOME BEFORE INCOME TAXES	(516)	1,171	10,786	9,428
PROVISION FOR INCOME TAXES	(204)	462	4,260	3,724
NET INCOME	$ (312)	$ 709	$ 6,526	$ 5,704
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$ (0.04)	$ 0.09	$ 0.81	$ 0.70
DIVIDENDS PER COMMON SHARE			$ 0.15	$ 0.15

Weighted average shares outstanding	7,950,774	8,070,712	8,016,847	8,092,177

CONSOLIDATED BALANCE SHEETS

(unaudited) (Dollars in thousands)	March 31 2003	June 30 2002	(unaudited) (Dollars in thousands)	March 31 2003	June 30 2002

ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT ASSETS:			CURRENT LIABILITIES:
Cash and cash equivalents	$ 23,408	$ 24,045	Current maturities of long-term debt	$ 3,202	$ 3,201
Investments		4,691	Accounts payable	10,586	8,681
Receivables	21,400	24,071	Accrued expenses	3,323	3,745
Inventories	27,866	20,755	Deferred income	15,907	10,971
Prepaid expenses	2,199	550
Deferred income taxes	397	284
Refundable Income taxes	1,439	585	Total Current Liabilities	$ 33,018	$ 26,598
Total Current Assets	76,709	74,981
PROPERTY AND EQUIPMENT, At Cost	262,051	258,501
Less accumulated depreciation	171,048	167,486	LONG TERM DEBT	15,463	18,433
	91,003	91,015	POST-RETIREMENT BENEFITS	5,798	5,921
Insurance Receivable	8,936	--	DEFERRED INCOME TAXES	15,688	10,588
Other Assets	208	222	STOCKHOLDERS' EQUITY	106,889	104,678
	$ 176,856	$ 166,218		$ 176,856	$ 166,218